Exhibit (g)(3)

Execution Version

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This Amendment to Master Custodian Agreement (the “Amendment”) is made as of October, 14, 2016, by and among each management investment company identified on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

WHEREAS, certain Funds and the Custodian entered into a Master Custodian Agreement dated as of September 1, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, certain Funds and certain Portfolios were made subject to the Agreement in accordance with Sections 18.6 and 18.7 thereof, respectively; and

WHEREAS, each Fund and the Custodian desire to amend the Agreement, as to all Funds, as more particularly set forth herein; and

WHEREAS, each Fund set forth on Appendix B hereto (each, an “ETF Fund” and collectively, the “ETF Funds”) is an exchange-traded fund and will issue and redeem shares of each Portfolio only in aggregations of Shares (as defined in the Agreement, as amended hereby) known as “Creation Units,” generally in exchange for a basket of certain equity or fixed income securities and a specified cash payment, as more fully described in the currently effective prospectus and statement of additional information of the Fund related to the Portfolio (collectively, the “Prospectus”); and

WHEREAS, each ETF Fund desires to become a party to the Agreement and that this Agreement be applicable to each of its Portfolios set forth on Appendix B, and the Custodian desires to provide the services set forth in the Agreement, as amended hereby, to each ETF Fund and its Portfolios; and

WHEREAS, due to the nature of the ETF Funds and the service requirements therefor, each ETF Fund and the Custodian desire to amend the Agreement with respect to the ETF Funds, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Agreement Applicable to All Funds.

The parties hereby agree that the Agreement is amended with respect to all Funds as follows:

(a) Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A hereto. In accordance with Section 18.6, the Additional Funds provision, of the Agreement, the Natixis ETF Trust hereby requests that the Custodian act as Custodian with respect to it and its series, the Natixis Seeyond International Minimum Volatility ETF, pursuant to the terms of the Agreement, as amended hereby. In connection therewith, the Natixis ETF Trust hereby confirms to the Custodian, as of the date hereof, the representations and warranties set forth in Section 18.4 of the Agreement.

(b) Section 18.15 of the Agreement (Confidentiality) is hereby deleted in its entirety and replaced with the following:

“18.15 CONFIDENTIALITY. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. All confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.”

(c) A new Section 18.18 (Regulation GG) is hereby added to the Agreement following Section 18.17 as follows:

“18.18 REGULATION GG. Each Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.”

(d) A new Section 19 (Foreign Exchange) is hereby added to the Agreement following Section 18.18 as follows:

“SECTION 19.	FOREIGN EXCHANGE.

SECTION 19.1. GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

SECTION 19.2. FUND ELECTIONS. Each Fund (or its investment adviser acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its investment adviser gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in Client Publications (as defined below), the Fund (or its investment adviser) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its investment adviser or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its investment adviser acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 6.3. FUND ACKNOWLEDGEMENT Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its investment adviser acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its investment adviser;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its investment adviser; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its investment adviser from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the investment adviser or (ii) as established by the sub-custodian from time to time.

SECTION 6.4. TRANSACTIONS BY STATE STREET. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its investment adviser acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its investment adviser), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the investment adviser.

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers, including, but not limited to, The Client Guide, The Investment Manager Guide and other information available at mystatestreet.com or State Street Bank and Trust Company’s successor client information access portal, platform or system.”

2.	Amendments to Agreement Applicable Only to ETF Funds.

The parties hereby agree that the Agreement is amended only with respect to the ETF Funds as follows. For the avoidance of doubt, the following amendments apply only with respect to the ETF Funds:

(a) A new Appendix B is hereby added to the Agreement following Appendix A in the form attached hereto.

(b) A new Section 2.4A (Determination of Fund Deposit, etc.) is hereby added to the Agreement following Section 2.4 as follows:

“SECTION 2.4A DETERMINATION OF FUND DEPOSIT, ETC. Subject to and in accordance with the directions of the Fund’s or Portfolio’s investment adviser, the Custodian shall determine for each Portfolio after the end of each trading day on the New York Stock Exchange (the “NYSE”), in accordance with the respective Portfolio’s policies as adopted from time to time by the Board (as defined below) and in accordance with the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities (each as defined in the Prospectus), (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of such Portfolio on such date. The Custodian shall provide or cause to be provided this information to the Portfolios’ distributor and other persons as instructed according to the policies established by the Board and shall disseminate such information on each day that the NYSE is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the NYSE.

“Board” means, in relation to a Fund, the board of directors, trustees or other governing body of the Fund.”

(c) A new Section 2.4B (Allocation of Deposit Security Shortfalls) is hereby added to the Agreement following Section 2.4A as follows:

“SECTION 2.4B ALLOCATION OF DEPOSIT SECURITY SHORTFALLS. Each Fund acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the Fund (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.”

(d) Section 6 (Payments for Sales or Repurchases or Redemptions of Shares) of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 6.	PAYMENTS FOR SALES OR REDEMPTIONS OF SHARES.

SECTION 6.1 PAYMENT FOR SHARES ISSUED. The Custodian shall receive from the distributor of a Fund or from the Fund’s transfer agent (the “Transfer Agent”) and deposit into the account of the Portfolio such payments as are received for Shares, in Creation Unit aggregations, issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of the Portfolio and the Transfer Agent of any receipt of the payments by the Custodian.

SECTION 6.2 PAYMENT FOR SHARES REDEEMED. Upon receipt of instructions from the Transfer Agent, the Custodian shall set aside funds and securities of a Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants (as defined in the Prospectus) who have delivered to the Transfer Agent a request for redemption of their Shares, in Creation Unit aggregations, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by the investment adviser in accordance with the Prospectus) for such Portfolio and the Cash Redemption Amount (as defined in the Prospectus), if applicable, less any applicable Redemption Transaction Fee (as defined in the Prospectus). The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.”

(e) Section 10 (Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income) of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 10.	DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of a Portfolio or a Fund to keep the books of account of the Portfolio and/or compute the net asset value per Share of the outstanding Shares or, if directed in writing to do so by the Fund on behalf of a Portfolio, shall itself keep such books of account and/or compute such net asset value per Share. The Custodian shall transmit the net asset value per share of each Portfolio to the Transfer Agent, the distributor, the NYSE and such other entities as directed in writing by the Fund. If and as so directed, the Custodian shall also calculate daily the net income of the Portfolio as described in the Fund’s Prospectus and shall advise the Fund and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The Custodian shall on each day a Portfolio is open for the purchase or redemption of Shares of such Portfolio compute the number of Shares of each Deposit Security to be included in the current Fund Deposit (as defined in the Prospectus) and the Fund Securities and shall transmit such information to the NSCC. Each Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of Shares of a fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 10 and in Section 11 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent and to the Fund. If and as so directed, the calculations of the net asset value per Share and the daily income of each Portfolio shall be made at the time or times described from time to time in the Prospectus. Each Fund acknowledges that, in keeping the books of account of the Portfolio and/or making the calculations described herein with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.”

3.	Miscellaneous.

(a) Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A ATTACHED HERETO

By:	/s/ Michael C. Kardok
Name:	Michael C. Kardok
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX A

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC

AND PORTFOLIOS THEREOF, IF ANY

GATEWAY TRUST, on behalf of:

Gateway Fund

Gateway Equity Call Premium Fund

LOOMIS SAYLES FUNDS I, on behalf of:

Loomis Sayles Bond Fund

Loomis Sayles Fixed Income Fund

Loomis Sayles Global Bond Fund

Loomis Sayles High Income Opportunities Fund

Loomis Sayles Inflation Protected Securities Fund

Loomis Sayles Institutional High Income Fund

Loomis Sayles Intermediate Duration Bond Fund

Loomis Sayles Investment Grade Fixed Income Fund

Loomis Sayles Securitized Asset Fund

Loomis Sayles Small Cap Value Fund

LOOMIS SAYLES FUNDS II, on behalf of:

Loomis Sayles Global Equity and Income Fund

Loomis Sayles Growth Fund

Loomis Sayles High Income Fund

Loomis Sayles Investment Grade Bond Fund

Loomis Sayles Limited Term Government and Agency Fund

Loomis Sayles Small Cap Growth Fund

Loomis Sayles Small/Mid Cap Growth Fund

Loomis Sayles Strategic Income Fund

Loomis Sayles Value Fund

NATIXIS FUNDS TRUST I, on behalf of:

Loomis Sayles Core Plus Bond Fund

Loomis Sayles Multi-Asset Income Fund

Mirova Global Sustainable Equity Fund

Natixis Oakmark International Fund

Natixis U.S. Equity Opportunities Fund

Vaughan Nelson Small Cap Value Fund

NATIXIS FUNDS TRUST II, on behalf of:

ASG Dynamic Allocation Fund

ASG Global Macro Fund

ASG Global Alternatives Fund

ASG Managed Futures Strategy Fund

ASG Tactical U.S. Market Fund

Loomis Sayles Dividend Income Fund

Loomis Sayles Emerging Markets Opportunities Fund

Loomis Sayles Global Growth Fund

A-1

Loomis Sayles Senior Floating Rate and Fixed Income Fund

Loomis Sayles Strategic Alpha Fund

McDonnell Intermediate Municipal Bond Fund

Natixis Oakmark Fund

Vaughan Nelson Select Fund

Vaughan Nelson Value Opportunity Fund

Seeyond Multi-Asset Allocation Fund

NATIXIS FUNDS TRUST IV, on behalf of:

AEW Real Estate Fund

NATIXIS ETF TRUST, on behalf of:

Natixis Seeyond International Minimum Volatility ETF

A-2

APPENDIX B

ETF FUNDS AND PORTFOLIOS THEREOF, IF ANY

NATIXIS ETF TRUST, on behalf of:

Natixis Seeyond International Minimum Volatility ETF

B-1